Exhibit (a)(3)

DWS MUNICIPAL TRUST

AMENDED & RESTATED DESIGNATION OF SERIES & CLASSES OF

SHARES OF BENEFICIAL INTEREST

WHEREAS, the Trustees of the Trust, acting pursuant to the Trust’s declaration of trust as then in effect, had previously established and designated one or more series of shares of beneficial interest in the Trust (each, a “Series”) pursuant to one or more designations of series (the “Prior Series Designations”) and had previously established and designated one or more classes of Shares (each, a “Class”) for some or all of the Series pursuant to one or more designations of classes (the “Prior Class Designations,” such Prior Series Designations and Prior Class Designations referred to herein collectively as the “Prior Designations”);

WHEREAS, the Trustees of the Trust, effective October 13, 2006, restated the Trust’s Prior Designations, the terms of the restated designation to supersede any terms set forth in the Prior Designations;

WHEREAS, pursuant to Article V, Section 11 of the effective Amended and Restated Declaration of Trust, the Trustees, at a meeting held on December 20, 2006, authorized the abolishment of the Class AARP shares of DWS High Yield Tax Free Fund and DWS Managed Municipal Bond Fund that were established on August 31, 2006;

NOW THEREFORE, the Trustees of the Trust, effective December 20, 2006, hereby amend and restate the Trust’s Restated Designation of Series and Classes of Shares of Beneficial Interest in its entirety as follows:

1.        The following Series of Shares and Classes thereof are established and designated, the Shares of such Series and Classes to be subject to the terms of, and entitled to all the rights and preferences accorded to Shares of a Series, and, if applicable, a Class under, the Declaration and this restated designation:

Series	Class

DWS High Yield Tax Free Fund	Class A
Class B
Class C
Class S
Institutional Class

DWS Managed Municipal Bond Fund	Class A
Class B
Class C
Class S
Institutional Class

2.        For Shares of a Class of a Series, the relative rights and preferences of such Class shall be as determined by the Trustees of the Trust from time to time in accordance with the Declaration and set forth in the Trust’s Multi-Distribution System Plan adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, as such Plan may be amended from time to time, or as otherwise required by applicable law. The Shares of a Class of a Series shall have such other terms, features and qualifications as may be determined by the Trustees of the Trust from time to time in accordance with the Declaration and set forth in the current prospectus and statement of additional information of the Series relating to such Class, contained in the Trust’s registration statement under the Securities Act of 1933, as amended, as such prospectus or statement of additional information may be further supplemented from time to time.

3.        The designation of the Series and Classes hereby shall not impair the power of the Trustees from time to time to designate additional Series and Classes of Shares of the Trust.

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IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 20th day of December, 2006.

/s/ Henry P. Becton, Jr.	/s/ Dawn-Marie Driscoll
Henry P. Becton, Jr., Trustee	Dawn-Marie Driscoll, Trustee
/s/ Keith R. Fox	/s/ Kenneth C. Froewiss
Keith R. Fox, Trustee	Kenneth C. Froewiss, Trustee
/s/ Martin J. Gruber	/s/ Richard J. Herring
Martin J. Gruber, Trustee	Richard J. Herring, Trustee
/s/ Graham E. Jones	/s/ Rebecca W. Rimel
Graham E. Jones, Trustee	Rebecca W. Rimel, Trustee
/s/ Philip Saunders Jr.	/s/ Axel Schwarzer
Philip Saunders Jr., Trustee	Axel Schwarzer, Trustee
/s/ William N. Searcy, Jr.	/s/ Jean Gleason Stromberg
William N. Searcy, Jr., Trustee	Jean Gleason Stromberg, Trustee
/s/ Carl W. Vogt
Carl W. Vogt, Trustee